UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                             SCHEDULE 14A

               PROXY STATEMENT PURSUANT TO SECTION 14A
               OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by a Party other than the Registrant

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material
     Pursuant to Rule 14a-11(c) or Rule 14a-12


                   EUROPA CRUISES CORPORATION
   ------------------------------------------------------------
        (Name of Registrant as Specified In Its Charter)


                     FRANK E. WILLIAMS, JR.
   ------------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

Frank E. Williams, Jr.
2789 Hartland Road
Falls Church, VA  22043
(703) 641-4612
(703) 739-5982 (fax)

May 1, 2002

Dear Europa Cruises Shareholder,

As a fellow shareholder of Europa Cruises Corporation, I am writing to request your support for actions I believe will help to enhance the value of our investments in the Company. I am joined in my request by Deborah A. Vitale, the President, CEO, and Chairman of the Board of Directors of the Company and Gregory A. Harrison, a Director of the Company.

I was disturbed that the Company did not hold an Annual Meeting in 2001. In discussing my concern with Mr. Harrison, I learned that a voting split on the Board of Directors has prevented the Company from scheduling a date for an Annual Meeting. I believe that if a voting stalemate is preventing the Board from agreeing on something as fundamental and routine as the setting of a date for an Annual Meeting, it is harming the Company's ability to function effectively.

I have concluded that an EXPEDIENT WAY TO BEGIN TO IMPROVE
OUR SHAREHOLDER VALUE IS TO REMOVE A MEMBER OF THE
BOARD AND TO ELECT ME TO THE BOARD. Specifically, I am proposing that Europa shareholders act to remove John Duber as a Director and to elect me as a Director. I believe that my experience encompassing four decades in senior corporate management enables me to be an effective working Director dedicated to enhancing shareholder value.

In order to achieve this, I, joined by Ms. Vitale and Mr. Harrison, request your consent to my proposed corporate actions without a meeting.

The Company's Bylaws provide that any action that may be taken at a meeting of shareholders may instead be taken without a meeting by the written consent of the owners of a majority of the outstanding stock. There are 34,446,043 million outstanding voting shares in the Company, which means that shareholders controlling a minimum of 17,223,023 million voting shares must provide their consent in order to implement the actions described above.

WE URGE YOU TO GIVE YOUR CONSENT TO THE ABOVE ACTIONS
BY SIGNING, DATING, AND RETURNING THE ENCLOSED GOLD
CONSENT FORM TO ME BY FAX TO (703) 739-5982 OR BY OTHER
DELIVERY TO THE FOLLOWING ADDRESS:

Shellyn McCaffrey
814 Green Street
Alexandria, VA  22314-4213

WE URGE YOU TO SIGN AND PROMPTLY RETURN OUR GOLD CONSENT.

WE ALSO URGE YOU NOT TO SIGN OR RETURN ANY WHITE
CONSENTS DELIVERED TO YOU BY JOHN DUBER OR JAMES ILLIUS
WHO ARE SOLICITING YOUR CONSENTS UNDER THE NAME "THE
COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS".

If you have already signed and returned one of their white consent cards, or if you do so at anytime during the period of solicitation, please know that you have the right to revoke that previous action by signing and sending us a later-dated GOLD consent. Your most recently-dated consent will determine your vote. You may also use our GOLD form to explicitly revoke any earlier-dated consents that you executed previously on their white card.

YOUR PROMPT CONSENT IS IMPORTANT, no matter how few shares you own. TIME IS OF THE ESSENCE. Should you need assistance with completing your GOLD consent promptly, please call Shellyn McCaffrey at
(703) 739-9398 or (703) 627-8951.

Sincerely,

/s/ Frank E. Williams, Jr.

Frank E. Williams, Jr.


                      REQUEST FOR CONSENT
               of the Holders of Voting Stock of
                   Europa Cruises Corporation

                          solicited by

                      FRANK E. WILLIAMS, JR.

The enclosed or attached GOLD-colored Consent to Corporate Action is solicited by Europa Cruises Corporation shareholder Frank E. Williams,
Jr., joined by Ms. Deborah A. Vitale, who is the President, CEO, and Chairman of the Board of Europa Cruises Corporation, and by Mr.
Gregory A. Harrison, who is a Director of the Company. The purpose of Mr. Williams' solicitation is to obtain the consents of shareholders owning a majority of the outstanding Voting Stock to remove a current member of the Board of Directors of Europa Cruises Corporation and to elect Mr. Williams to the Board.

Collectively, as of April 1, 2002, Messrs. Williams and Harrison and
Ms. Vitale owned 1,079,410 shares, or approximately 3.1 percent, of the 34,446,043 voting shares entitled to be used to consent to the proposed actions. Ms. Vitale is also a co-Trustee of 3,420,455 unallocated voting shares held in the Company's Employee Stock Ownership Plan that are voted by the Trustees. In addition, Ms. Vitale and Mr. Harrison have presently exercisable options to purchase a total of 2,500,000 voting shares. Thus, the group's total beneficial ownership (as that term is defined by the Rules of the Securities and Exchange Commission) is 6,999,865 shares of Common Stock, or approximately 19 percent of the outstanding voting shares plus the Vitale and Harrison options.

This solicitation is an outgrowth of Mr. Williams' concern that the Company did not hold an Annual Meeting in 2001. Having learned from Mr. Harrison that a voting split on the Board of Directors has prevented the Company from scheduling a date for an Annual Meeting, Mr. Williams is concerned that if a stalemate is preventing the Board from agreeing on something as fundamental and routine as the setting of a date for an Annual Meeting, it is harming the Company's ability to function effectively. Mr. Williams believes that his experience encompassing four decades in senior corporate management enables him to be an effective working Director dedicated to enhancing shareholder value.

Since filing his original Preliminary Solicitation for Consents with the Securities and Exchange Commission, Mr. Williams has become aware that John Duber and James Illius have determined to solicit revocations of shareholder consents given to Mr. Williams. In addition, John Duber and James Illius who have filed their solicitation under the name "Committee of Concerned Europa Stockholders", are soliciting consents to remove Ms. Vitale as a Director and Chairman of the Board and also to elect James Rafferty as a Director.

Because Ms. Vitale is joined with Mr. Williams for purposes of this solicitation, Mr. Williams hereby considers the Duber-Illius solicitation to be in opposition to his effort to improve shareholder value. Therefore, on his GOLD Consent to Corporate Action form, Mr. Williams is including a mechanism whereby any shareholder who has previously executed the Duber-Illius white consent card, may subsequently override and revoke that earlier-dated consent.

IN ORDER TO AVOID CONFUSION IN EXECUTING CONSENTS, SHAREHOLDERS SHOULD CAREFULLY READ THE SECTIONS FOLLOWING, INCLUDING, IN PARTICULAR, THE SECTIONS ENTITLED CONSENT SOLICITATION AND EXECUTION OF CONSENTS.

Messrs. Williams and Harrison and Ms. Vitale anticipate delivering this Request for Consent and GOLD Consent to Corporate Action to selected shareholders on or about May 1, 2002.

CONSENT SOLICITATION

Article Three, Section 1 of the Company's Bylaws provides that any Director may be removed at any time, with or without cause, at a special meeting of the stockholders called for that purpose.

In addition, Article Two, Section 11 of the Company's Bylaws provides that "Any action required by the statutes to be taken at a meeting of stockholders, or any action which may be taken at a meeting of the stockholders, may be taken without a meeting or notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted with respect to the subject matter thereof, and such consent shall have the same force and effect as a vote of stockholders, taken at such a meeting."

Pursuant to these provisions of the Bylaws, Mr. Williams is seeking shareholder consents to corporate actions without a meeting. The actions proposed by Mr. Williams are to remove John Duber as Director and to elect Mr. Williams as Director. The two actions are not contingent upon each another.

Section 228 of the Delaware General Corporate Law governs several aspects of solicitations for shareholders' consents as described by the following: Mr. Williams must obtain unrevoked consents representing a majority of the outstanding Stock held by owners entitled to vote that Stock as of the record date in order for his proposed actions to take effect. As no record date has been set by the Company's Board of Directors, the date upon which the first consent is delivered to the Company constitutes the record date for purposes of determining Stock ownership. The first consent was delivered to the Company on April 25, 2002, effectively setting April 25, 2002 as the record date for this solicitation.

In addition, as Section 228 provides that consent solicitations may last no longer than 60 days, any consents executed or delivered after June 24,
2002, will be null and void.   At any time during the 60-day period,
however, Mr. Williams reserves the right to deliver the consents he receives to the Company. If and when he delivers unrevoked consents representing a majority of the Voting Stock as of the record date, his proposed corporate actions become effective on that day and are not annulled, revoked, or otherwise affected by any subsequent execution or delivery to the Company of consents or revocation of consents.

It is Mr. Williams' view that because the Duber-Illius solicitation seeks to revoke consents given to Mr. Williams, their solicitation is also fully governed by the record date of April 25, 2002, and the related 60-day time limit for solicitation of consents. Among the possible outcomes of the solicitations being managed each by Mr. Williams and Duber-Illius are that either Mr. Williams, or James Rafferty, or both will be chosen as directors. In addition, it is possible that either John Duber, or Ms. Vitale, or both will be removed as directors. It is also possible that one or more directors will be chosen, but none will be removed, or vice a versa.

At any time during the period of solicitation, a shareholder may revoke a previously-given consent or reverse a revocation of consent by executing a later-dated, signed consent or revocation of consent and delivering it to Mr. Williams or Ms. McCaffrey or to Europa Cruises Corporation, 150-153rd Avenue, Suite 202, Madeira Beach, FL 33708.

Shareholders who determine to revoke consents previously executed on the Duber-Illius white consent cards may choose alternatively to explicitly revoke that consent by making a mark under Action # 3 on one of Mr. Williams' GOLD consent cards. A shareholder's most recently-dated consent or revocation of consent is what constitutes the shareholder's vote up until the day that a majority of unrevoked consents are delivered to the Company or the solicitation expires following June 24, 2002, whichever comes first.

According to the Company, at the close of business on April 1, 2002, there were issued and outstanding and entitled to vote a total of 32,620,043 shares of the Company's Common Stock, par value $.001 per share, 926,000 shares of Series S Preferred Stock, and 900,000 shares of
Series S-NR Preferred Stock.  The Common Stock and the Preferred
Stock (collectively the "Voting Stock") vote as a single class and each share of Voting Stock is entitled to one vote per share. The Company's Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting. Mr. Williams believes, therefore, that shareholders owning a majority of these shares, representing a minimum of 17,223,023 shares, must provide their consent in order to implement his proposed corporate actions.

INFORMATION REGARDING NOMINEE

Information regarding Frank E. Williams, Jr. follows. Neither Mr.
Williams nor any of his associates have any arrangement or understanding with any person with respect to future employment with the Company, nor with respect to any future transactions to which the Company or any of its affiliates will be a party. Neither he or they currently, nor within the past year, are, or have been, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

FRANK E. WILLIAMS, JR., 2789 HARTLAND ROAD, FALLS CHURCH,
VA 22043. For more than the past five years, Mr. Williams' principal employment has been as Chairman and principal owner of Williams
Enterprises of Georgia, Inc., 1285 Hawthorne Avenue, Smyrna, GA
30081, a holding company controlling six subsidiaries active in various facets of the steel industry. In addition, Mr. Williams serves as Chairman, CEO, and 50-percent owner of Williams & Beasley Co. of Dallas, TX, a major erector of steel products in the Southwestern US and Chairman and a major shareholder of Wilfab, Inc., a fabricator of structural steel located in Cherokee County, GA. He is also Managing Partner and principal owner of Structural Concrete Products LLC (SCP) of Richmond, VA, a manufacturer of prestressed concrete building systems for customers in the Mid-Atlantic region, and of Industrial Alloy Fabricators LLC (IAF) of Richmond, a fabricator of alloy plate products for the pulp and chemical industries. Previously, he founded and served as President, CEO, and Chairman of Williams Industries, Inc. (construction services) of Falls Church, VA, a public (NASDAQ) company that owns five subsidiaries active in the steel industry. Mr. Williams continues to serve on the board of Williams Indsutries. He also served for 23 years as a director, including three years as Chairman of the Board, of Capital Bank NA, a $250 million community bank in Washington, DC. He holds a Bachelor of Civil Engineering from the Georgia Institute of Technology.

Mr. Williams beneficially owns, directly and indirectly, 200,000 shares of Common Stock in Europa Cruises Corporation. He owns no shares of stock of record that he does not also beneficially own. Certain of the shares set forth as being beneficially owned by Mr. Williams are owned by his recently deceased father's estate of which he is Trustee. No other associates of Mr. Williams own any of the Company's securities. His shares were purchased as follows:

  DATE                  NUMBER OF SHARES               CLASS
--------            -------------------------      -----------
February 12, 1997             5,000                   Common
June 16, 1998                 5,000                   Common
June 16, 1998                 5,000                   Common
December 29, 1998            10,000                   Common
December 29, 1998            20,000                   Common
February 5, 1999             10,000                   Common
March 10, 1999               20,000                   Common
November 15, 2000            10,000                   Common
November 17, 2000            15,000                   Common
November 20, 2000             5,000                   Common
November 21, 2000            15,000                   Common
November 24, 2000             5,000                   Common
December 5, 2000              4,000                   Common
December 8, 2000             21,000                   Common
August 7, 2001                7,800                   Common
August 7, 2001                2,200                   Common
September 21, 2001           20,000                   Common
December 5, 2001             10,000                   Common
February 6, 2002             10,000                   Common

INFORMATION REGARDING ADDITIONAL SOLICITORS

Information regarding Deborah A. Vitale and Gregory A. Harrison follows. Neither they nor any of their associates have any arrangement or understanding with any person with respect to future employment with the Company, nor with respect to any future transactions to which the Company or any of its affiliates will be a party. Both are currently employees of the Company.

DEBORAH A. VITALE, 1013 PRINCESS STREET, ALEXANDRIA, VA 22314.
Ms. Vitale was elected Chairman of the Board of Directors of Europa Cruises Corporation in March 1995 and was appointed Secretary of the Company in November 1994. She has been a Director of the Company since December 1992. On February 14, 1997, Ms. Vitale was appointed Chairman of the Board of Directors of Casino World, Inc. and Chairman of the Board of Directors of Mississippi Gaming Corporation, each a subsidiary of the Company. On September 2, 1997, Ms. Vitale was appointed President of Casino World, Inc. and Mississippi Gaming Corporation. On February 20, 1998, Ms. Vitale was appointed President and Chief Executive Officer and Treasurer of Europa Cruises
Corporation. Prior to joining Europa, Ms. Vitale was a trial attorney licensed to practice law in Maryland, Virginia, and Washington DC. She has over twenty years of experience handling complex civil litigation.

Ms. Vitale beneficially owns, directly and indirectly, 5,666,865 shares of Europa Common Stock. This amount includes options to purchase
2,100,000 shares that were granted to Ms. Vitale for services rendered as a Director and for services rendered as a non-director and includes 3,420,455 unallocated shares of common stock which are voted by Ms.
Vitale and John Duber as co-Trustees of the Company's Employee Stock Ownership Plan. Ms. Vitale owns no shares of stock of record that she does not also beneficially own. No other associates of Ms. Vitale own any of the Company's securities. Of the foregoing shares, 71,500 were purchased during the past two tears. Of the foregoing options, 1,350,000 were awarded during the past two years. 750,000 of Ms. Vitale's options are exercisable at $1.00 per share and 1,350,000 of Ms. Vitale's options are exercisable at $ .50 per share.

GREGORY A. HARRISON, 16209 KIMBERLY GROVE, GAITHERSBURG, MD  20878.
Mr. Harrison was named as a Director of Europa Cruises Corporation on February 20, 1998. Since January 14, 2002, he has been employed by Europa Cruises Corporation as its Chief Engineer and Director of Corporate Development. He is a consulting forensic engineer with over thirty-five years of diversified fire/civil/safety engineering experience with NASA, DOD, NBS, NRC, ARAMCO, and Tenera, LP and has qualified as an expert witness in various courts in eight states. Mr. Harrison held a top secret security clearance with the US Department of Energy, the US Department of Defense, and the US Nuclear Regulatory Commission for many years. He served on the Board of Directors of Data Measurement Corporation and was an Advisory Board member of First Patriot National Bank and United Bank.

Mr. Harrison beneficially owns, directly and indirectly, 1,133,000 shares of Europa Common Stock. This amount includes options to purchase 400,000 shares that were granted to him for services rendered as a Director. Of these, 350,000 are exercisable at $.50 per share and 50,000 are exercisable at $1.00 per share. He owns no shares of stock of record that he does not also beneficially own. No other associates of Mr. Harrison own any of the Company's securities. Of these shares, none have been purchased or sold during the past two years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, to Mr. Williams' knowledge, and based on the Company's Annual Report on Form 10-K, filed April 11, 2002, with the Securities and Exchange Commission, the beneficial ownership of the outstanding Voting Stock as of April 1, 2002, held by (i) each person or entity beneficially owning more than 5 percent of the shares of any class of Voting Stock; (ii) each director, nominee, and certain executive officers, individually; and (iii) all directors and executive officers as a group.

NAME AND ADDRESS OF         AMOUNT AND NATURE OF   TITLE OF     PERCENT OF
  BENEFICIAL OWNER          BENEFICIAL OWNERSHIP     CLASS     CLASS VOTING
--------------------------  --------------------  ----------   -----  ------

Europa Cruises Corporation        3,420,455         Common     9.27%   8.83%
 Employee Stock Ownership
 Plan Trust (2)
 150-153rd Avenue
 Madeira Beach, FL  33708

Deborah A. Vitale (2) (3) (4)     5,666,865         Common    15.36%  14.63%
 Chairman, President, CEO
 Secretary and Treasurer
 Chairman, President,
 Secretary and Treasurer of
 Casino World Inc. and
 Mississippi Gaming Corp.
 1013 Princess Street
 Alexandria, VA  22314

John R. Duber (2) (3) (5)         4,036,268         Common    10.94%  10.42%
 Director, Vice President,
 Assistant Secretary
 20018 Westover Avenue
 Rocky River, OH  44116

James Illius (6)                  2,942,551         Common     7.97%   7.60%
 Director
 3791 Francis Drive
 Rocky River, OH  44116

Gregory Harrison (6)              1,133,000         Common     3.07%   2.93%
 Director
 16209 Kimberly Grove
 Gaithersburg, MD  20878

Serco International Limited         924,334         Common     2.50%   7.10%
 Post Office Box 15, A-9010         900,000     S-NR Preferred  100%
 Klagenfurt, Austria                926,000       S-Preferred   100%

Austroinvest International Ltd. (7) 924,334         Common     2.50%   7.10%
 Post Office Box 15, A-9010         900,000     S-NR Preferred  100%
 Klagenfurt, Austria                926,000       S Preferred   100%

Ernst G. Walter (7)                 924,334         Common     2.50%   7.10%
 14700 Gulf Blvd, Apt. 401          900,000     S-NR Preferred  100%
 Madeira Beach, FL  33708           926,000       S Preferred   100%

All Directors and Officers       10,459,039                   28.34%  27.01%
 as a Group (5 persons)


(1) Common Stock and S-NR Preferred and S Preferred shares have been combined for the purpose of calculating voting percentages.

(2) The Europa Cruises Corporation Employee Stock Ownership Plan ("ESOP") was established on August 18, 1994. The Trustees of the ESOP are Deborah A. Vitale, President, CEO, and Chairman of the Board and John Duber, Vice President and a Director. As of December 31, 2001, 1,579,545 ESOP shares had been released and 1,500,000 ESOP shares had been allocated to participants in the ESOP. The participants in the ESOP are entitled to direct the Trustees as to the manner in which the Company's allocated shares are voted. Unallocated shares are voted by the Trustees. The Trustees are required to vote the ESOP Shares in the best interest of the ESOP beneficiaries.

(3) Includes 3,420,455 unallocated shares of Common Stock which will be voted by Ms. Vitale and John Duber as Trustees of the ESOP.

(4)  Includes options to purchase 2,100,000 shares of Common Stock.

(5)  Includes options to purchase 450,000 shares of Common Stock.

(6)  Includes options to purchase 400,000 shares of Common Stock.

(7) Serco International Ltd. and Austroinvest International Ltd. are affiliated entities. According to the Company's filing, it understands that Dr. Ernst Walter is the sole director of each company. The total beneficial ownership of securities of the Company held by the two corporations and Dr. Walter includes: 900,000 shares of Series S-NR preferred Stock owned by Serco International Ltd.; 924,334 shares of Common Stock owned by Serco International Ltd.; and 926,000 shares of Series S Preferred Stock owned by Austorinvest international Ltd.

EXECUTION OF CONSENTS

Shareholders executing consents must date and sign their name(s) exactly as their shares are registered. Joint owners should each sign personally. If signing as an attorney, executor, administrator, trustee, or guardian, please provide full title. If the shareholder is a corporation or partnership, the signature should be in the corporate or partnership name by an authorized officer. If your Stock is held for you by a brokerage, bank, or other institution, please indicate the name of that entity, its phone number, and your account number. For convenience, you may complete a separate GOLD form for each entity that holds your Europa Stock accounts. Alternatively, in the rarer case that your Stock is listed in your name in the Company's transfer records, please indicate on the GOLD form that you are a "record owner".

Please mark your "CONSENT" to the proposed action on the attached or enclosed GOLD form. Please sign, date, and deliver it to Mr. Williams through his representative, Ms. McCaffrey, by fax to (703) 739-5982 or deliver it by postal mail or other means to her address listed following this section. Mr. Williams will deliver all forms that are received to the Company. Failure to execute and return your GOLD consent form or marking "abstain" on the face of the form will have the same effect as marking "withhold consent". THE EFFECTIVENESS OF ACTION # 1
AND ACTION # 2 ARE NOT CONTINGENT UPON EACH OTHER.
FAILURE TO MARK A BOX FOR ACTION # 1 OR ACTION # 2 OR
ACTION # 3 WILL BE DETERMINED TO MEAN "CONSENT" FOR
THE ACTION.

You may revoke a consent at any time prior to the date that Mr. Williams' proposed action becomes effective or the solicitation expires by delivering a dated and signed written revocation of consent to Ms. McCaffrey or to Europa Cruises Corporation, 150-153rd Avenue, Suite 202, Madeira Beach, FL 33708.

CONSENT PROCEDURES

WE URGE YOU TO SIGN AND PROMPTLY RETURN A GOLD CONSENT FORM.

WE ALSO URGE YOU NOT TO SIGN OR RETURN ANY WHITE
CONSENT CARDS DELIVERED TO YOU BY JOHN DUBER OR JAMES
ILLIUS WHO ARE SOLICITING YOUR CONSENTS UNDER THE NAME
"THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS".

If at any time you execute and return such a white consent card, you may override and revoke your previous action by executing and returning to us a later-dated GOLD consent form. In addition, you may use one of our GOLD forms to explicitly revoke all previous consents that you previously executed on a white card. Your most recently-dated consent or revocation of consent is what constitutes your vote up until the day that a majority of consents are delivered to the Company or the solicitation expires following June 24, 2002, whichever comes first. YOU MAY REQUEST
ADDITIONAL GOLD CONSENT FORMS BY CONTACTING ANY OF THE PERSONS LISTED BELOW.

CONTACT INFORMATION

FOR ASSISTANCE IN COMPLETING CONSENTS

Shellyn McCaffrey     (703) 739-9398
                      (703) 627-8951
                      (703) 739-5982 (Fax)
                      smccaffrey@erols.com

FOR RETURNING COMPLETED CONSENTS
                      (703) 739-5982 (Fax)
                      Shellyn McCaffrey
                      814 Green Street
                      Alexandria, VA  22314-4213

FOR ADDITIONAL QUESTIONS

Frank Williams        (703) 641-4612
Gregory Harrison      (301) 948-7354
                      (301) 775-3602
Deborah Vitale        (703) 683-6800

SOLICITATION EXPENSES

Messrs. Williams and Harrison and Ms. Vitale may solicit consents by messenger, postal mail, telephone, telefax, e-mail, and/or face-to-face solicitation, for which no compensation will be paid to them. In addition, Ms. McCaffrey will be engaged at an hourly fee to help solicit consents. Banks, brokerage houses and other custodians, nominees and fiduciaries may be requested to forward solicitation material to the beneficial owners of shares held by such institutions. Mr. Williams will reimburse such institutions for their reasonable out-of-pocket expenses.

The expense of preparing and mailing this and any other soliciting material and the total expenditures relating to the solicitation of consents (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, consultants, public relations, transportation, and litigation) will be borne by Mr. Williams.

At this time, Mr. Williams estimates that his total expenditures relating to the solicitation of consents will be approximately $20,000, including approximately $10,000 for Ms. McCaffrey's assistance in soliciting consents. Total cash expenditures have been approximately $6,000 to-date. Mr. Williams believes that this solicitation for corporate actions, if successful, will enhance the value of the Company for the benefit of all its stockholders. Therefore, he presently intends to seek reimbursement from the Company for his reasonable expenses in connection with this solicitation. He does not anticipate that this matter will be submitted to a vote of security holders, unless required by law.

APPENDIX
(Form of Consent)

                       EUROPA CRUISES CORPORATION

                      CONSENT TO CORPORATE ACTION
                   SOLICITED BY FRANK E. WILLIAMS, JR.
                          (GOLD CONSENT FORM)
                              VOTING STOCK

The undersigned holder(s) of outstanding Voting Stock ("the Shares") of Europa Cruises Corporation ("the Company") hereby determine(s) the following by written consent without a meeting effective immediately upon delivery of consents to the Company pursuant to Article Three, Section 1 and Article Two, Section 11 of the Company's Bylaws and Section 228 of the Delaware General Corporate Law:

ACTION # 1

RESOLVED, that John Duber is hereby removed, without cause, as a Director of Europa Cruises Corporation.

CONSENT  _     WITHHOLD CONSENT  _     ABSTAIN  _

ACTION # 2

RESOLVED, that Frank E. Williams, Jr. is hereby elected as a Director of Europa Cruises Corporation to serve until the next Annual Meeting of shareholders or until his successor is duly elected and qualified.

 CONSENT  _     WITHHOLD CONSENT  _           ABSTAIN  _

ACTION # 3

I hereby revoke any and all prior-dated written consents that I may have executed on a white card solicited by John Duber and James Illius under the name "The Committee of Concerned Europa Stockholders."

 CONSENT  _     WITHHOLD CONSENT  _           ABSTAIN  _

                           ___________________

STOCK OWNER(S)

NUMBER OF SHARES  ___________ Cusip # 298738 10 5

PRINT OWNER(S) NAME(S) as it/they appear on stock certificate or brokerage account where they are held:
________________________________________________________________

OWNER(S) SIGNATURE(S):
(Joint owners should each sign personally. If signing as an attorney, executor, administrator, trustee, or guardian, please include your full title. Corporate consents should be signed by an authorized officer. If a partnership, please sign in partnership name by an authorized officer.) ______________________________________________ Dated _______, 2002

Print broker name and contact number
__________________________________________________

Provide your account number
________________________________________________________


THE EFFECTIVENESS OF ACTION # 1 AND ACTION # 2 ARE NOT
CONTINGENT UPON EACH OTHER.  FAILURE TO MARK A BOX FOR
ACTION # 1 OR ACTION # 2 OR ACTION # 3 WILL BE DETERMINED
TO MEAN "CONSENT" FOR THE ACTION.